NAME OF REGISTRANT

Franklin Templeton Global Trust
File No. 811-04450

EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders

Templeton Global Currency Fund
(a series of Franklin Templeton Global Trust)


MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

July 29, 2016

Proposal. To approve modifications to the Fund's current fundamental investment goal.


Shares
Voted	% of
Outstanding Shares
% of
Total Voted
For	4,861,339.120	41.688%	69.161%
Against	747,806.349	6.413%	10.639%
Abstain	257,349.832	2.207%	3.661%
Broker Non-Votes	7,029,002.301	9.969%	100.000%

Proposal. To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.

	Shares
Voted	% of
Outstanding Shares	% of
Total Voted
For	4,975,591.364	42.668%	70.787%
Against	604,549.036	5.184%	8.600%
Abstain	286,354.901	2.456%	4.074%
Broker Non-Votes	1,162,507.000	9.969%	16,539%

Proposal.  To elect a Board of Trustees.



Name


For
% of
Outstanding Shares
% of
Shares
Present


Withheld
% of
Outstanding
Shares
% of
Shares
Present
Harrison J. Ashton	6,405,029.019	54.926%	91.123%	623,973.282	5.351%	8.877%
Ann Torre Bates	6,599,704.342	56.596%	93.892%	429,297.959	3.681%	6.108%
Edith E. Holiday	6,425,364.388	55.101%	91.412%	603,637.913	5.176%	8.588%
J. Michael Luttig	6,430,491.592	55.145%	91.485%	598,510.709	5.132%	8.515%
David W. Niemiec	6,596,275.594	56.566%	93.844%	432,726.707	3.711%	6.156%
Frank A. Olson	6,407,351.615	54.946%	91.156%	621,650.686	5.331%	8.844%
Larry D. Thompson	6,596,036.494	56.564%	93.840%	432,965.807	3.713%	6.160%
Constantine D. Tseretopoulos	6,406,963.509	54.943%	91.150%	622,038.792
5.334%	8.850%
Robert E. Wade	6,426,207.699	55.108%	91.424%	602,794.602	5.169%	8.576%

MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

August 12, 2016


Proposal. To approve the reclassification of the Fund's investment goal from a fundamental policy to a non-fundamental policy.


Shares
Voted	% of
Outstanding Shares
% of
Total Voted
For	5,017,115.708	43.023%	67.392%
Against	1,078,142.611	9.246%	14.482%
Abstain	272,902.076	2.340%	3.665%
Broker Non-Votes	1,076,545.000	9.232%	14.461%